UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	001-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2009, Nortel Networks Limited’s (NNL) parent company, Nortel Networks Corporation (NNC), announced that it, NNL and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (together, Nortel), entered into a “stalking horse” asset sale agreement with Ciena Corporation (Ciena) for its North American, Caribbean and Latin American (CALA) and Asian Optical Networking and Carrier Ethernet businesses (the North America Agreement), and into a separate asset sale agreement with Ciena for the European, Middle Eastern and African (EMEA) portion of its Optical Networking and Carrier Ethernet business (the EMEA Agreement, and together with the North America Agreement, the Agreements), for a base purchase price, subject to certain adjustments, of $390 million in cash and ten million shares of common stock of Ciena. Based on the closing price of Ciena’s common stock on NASDAQ on October 6, 2009, the shares to be issued by Ciena have a current market value of approximately US$131 million, bringing the implied total value of the purchase consideration to approximately US$521 million. The agreements with Ciena do not provide for any adjustment of the share consideration for stock price fluctuations prior to closing, and Nortel will be subject to certain resale restrictions in respect of the Ciena shares.

These agreements include the planned sale of substantially all assets of the Optical Networking and Carrier Ethernet businesses globally, including Nortel’s OME 6500, OM 5000 and CPL platforms, its industry-leading 40G/100G technology, and the related services business. The agreements also include all patents and intellectual property that are predominantly used in the businesses, and provide for the transition of substantially all of Nortel’s Optical Networking and Carrier Ethernet customer contracts.

Nortel’s Optical Networking business is the leader in next-generation 40G/100G optical technology and one of the largest providers of optical networking equipment in the world, having deployed 430,000 optical nodes to over 1,000 customers in more than 65 countries worldwide. Nortel’s ability to send 40G traffic over today’s existing 10G networks allows service providers to quadruple bandwidth capacity without the need for new fiber deployments or complex network re-engineering. Nortel has secured 52 wins to date for its 40G optical solution and has announced eight successful field trials for its 100G equipment planned for availability later this year.

Under the terms of these agreements and subject to any changes that may occur through the stalking horse and sale process, at least 2,000 employees (more than 85 percent of the global Optical Networking and Carrier Ethernet employee base) would be offered employment with Ciena. This includes employees assigned to the Optical Networking and Carrier Ethernet businesses in certain EMEA jurisdictions who would transfer to Ciena by operation of law.

Nortel and Ciena have made customary representations, warranties and covenants in the Agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the Agreements and closing of the transaction. At closing, Nortel and Ciena will enter into a transition services agreement pursuant to which Nortel will agree to provide certain transition services for a period of up to 24 months after closing of the transaction.

The Agreements also contain customary termination rights for Nortel and Ciena. If the Agreements are terminated (i) by either party if Nortel enters into an alternative transaction for the sale of its Optical Networking and Carrier Ethernet businesses, (ii) by Ciena because the transaction is not consummated as a result of certain breaches of the Agreements by Nortel or if Nortel withdraws or seeks to withdraw the motions in the U.S. and Canadian courts seeking approval of the Agreements or publicly announces any stand-alone plan of reorganization or plan of arrangement or liquidation, or (iii) by Nortel because certain deadlines are not met or because Nortel chooses instead to seek approval of a sponsored plan of reorganization, Ciena would be entitled to a $16,044,000 break-up fee, plus reimbursement for reasonable and documented fees, costs and expenses incurred by Ciena in connection with the preparation, execution and performance of the Agreements in an amount not to exceed $5,348,000. Additionally, in the event Ciena exercises a termination right under certain circumstances related to the transfer of contracts, it would be entitled to receive a termination payment of $21,392,000.

Nortel will file the stalking horse asset sale agreement with the United States Bankruptcy Court for the District of Delaware along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. A similar motion for the approval of the bidding procedures will be filed with the Ontario Superior Court of Justice. Following completion of the bidding process, final approval of the U.S. and Canadian courts will be required.

In relation to the EMEA entities to which they are appointed, the UK Joint Administrators have the authority, without further court approval, to enter into the EMEA Agreement on behalf of those relevant Nortel entities. In some EMEA jurisdictions, this transaction is subject to information and consultation with employee representatives prior to finalization of the terms of sale.

In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals, including governmental approvals in Canada and the United States and the approval of the courts in France and Israel. The stalking horse asset sale agreement and the EMEA Agreement are also subject to purchase price adjustments under certain circumstances.

Item 8.01 Other Events.

As previously announced, Nortel does not expect that the NNC common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/s/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: October 7, 2009